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Exhibit 2.2

SUBSCRIPTION AGREEMENT

        THIS AGREEMENT is made July 23, 2008

BETWEEN:

      KINROSS GOLD CORPORATION, a corporation existing
      under the Laws of the Province of Ontario,

      ("      Kinross"),

       – and –

       AURELIAN RESOURCES INC., a corporation existing under
      the Laws of Canada,

      (the "      Company")

WHEREAS the Company wishes to issue and sell common shares in its capital ("Common Shares") to Kinross and Kinross wishes to purchase Common Shares on the terms, and subject to the conditions, set out in this Agreement.

THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1   Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

    "Agreement" means this Subscription Agreement, including all schedules, and all amendments or restatements, as permitted, and references to "Article" or "Section" mean the specified Article or Section of this Agreement;

    "business day" means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario;

    "Claims" includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

    "Closing" means the completion of the sale to and purchase by Kinross of the Purchased Shares under this Agreement;

    "Closing Date" means the date that the conditions set forth in Sections 4.5 and 5.3 have been satisfied or waived or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

    "Closing Time" means 5:00 p.m. (Toronto time), on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

    "Common Shares" has the meaning given in the recital to this Agreement;

    "Company" has the meaning given in the preamble to this Agreement;

    "Company Disclosure Statement" means the disclosure statement of the Company delivered to Kinross in confidence contemporaneously with the execution and delivery of the Support Agreement;

    "Company Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to: (x) the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole; or (y) the continued ownership, development or operation of the FDN Deposit, in either case, other than changes, effects, events, occurrences or states of facts solely relating to or solely resulting from (a) any change, effect, event, occurrence or state of facts relating to global economic, business, regulatory or political conditions or securities, credit, financial or currency markets in general, (b) changes affecting the global mining industry generally, (c) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (d) any change in the market price of gold, (e) any change in Canadian GAAP, (f) the implementation of the Mining Mandate (except to the extent the implementation of the Mining Mandate, not including for such purpose the associated documentation provided by the Company to Kinross prior to the date of this Agreement, results in any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse, or the Mining Mandate has been amended, replaced or otherwise changed in a material and adverse manner, to the continued ownership, development or operation of the FDN Deposit), or (g) any change in the market price or trading volume of the common shares of the Company related to this Agreement and the Offer or the announcement thereof, or primarily resulting from a change, effect, event, occurrence or state of facts excluded from this definition of the Company Material Adverse Effect under clauses (a), (b), (c), (d), (e) or (f) hereof; provided, however, that such change, effect, event, occurrence or state of facts referred to in clause (a), (b), (c), (d), (e) or (f) above does not primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole, or disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate and references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a "Company Material Adverse Effect" has occurred;

    "Confidentiality Agreement" means the confidentiality agreement dated effective October 19, 2007 between Kinross and the Company;

    "Effective Date" means the date on which Kinross first pays for Common Shares deposited to the Offer;

    "FDN Deposit" means intermediate-sulphidation, epithermal gold-silver deposit located within the 3,087 hectare La Zarza concession (ministry code 2121) of the Cordillera del Condor project in the Centinela del Condor canton of Zamora-Chinchipe Province of Ecuador, together with (a) all privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of such deposit, including means of access between such deposit and a public way and (b) all rights associated with the ownership, development or operation of such deposit, including mineral interests and rights (including any claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights);

    "Governmental Entity" means: (a) any Canadian, Ecuadorian, foreign, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority; (d) the TSX; (e) the NYSE; (f) the Frankfurt Stock Exchange; or (g) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

    "Kinross" has the meaning given in the preamble to this Agreement;

    "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or licence of or from any Governmental Entity, which, for greater certainty, shall include the laws of Ecuador, and the term "applicable" with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

    "material" means, with respect to Kinross or the Company (as the case may be), a fact, liability, transaction or circumstance concerning the business, assets, liabilities, operations or financial condition of Kinross or the Company (as the case may be) and their respective Subsidiaries, taken as a whole, that would be reasonably likely to have a significant effect on the value of the shares of Kinross or the Company (as the case may be) or that would prevent or materially delay completion of the Offer in accordance with this Agreement;

    "Mining Mandate" means the new Mining Mandate adopted by Ecuador's Constituent Assembly on April 18, 2008 and any associated documentation relating to the foregoing provided by the Company to Kinross prior to the date of this Agreement;

    "Offer" means the offer by Kinross to the shareholders of the Company to purchase all of the outstanding Common Shares by way of take-over bid on the terms and subject to the conditions set out in the Support Agreement;

    "Orders" means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Entity or arbitrator;

    "Parties" means Kinross and the Company; and "Party" means any one of them;

    "Person" includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

    "Purchase Price" has the meaning given in Section 2.1;

    "Purchased Shares" has the meaning given in Section 2.1;

    "Regulator" means (i) any governmental or public entity department, court, commission, board, bureau, agency or instrumentality, (ii) any quasi-governmental, self regulatory or private body exercising any regulatory authority and (iii) any stock exchange;

    "Securities Act" means the Securities Act (Ontario), R.S.O. 1990, c. S-5 and the rules, regulations and published policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

    "Securities Laws" means the Securities Act and all other applicable provincial securities laws, rules and regulations and published policies thereunder in Canada;

    "Subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a Subsidiary;

    "Support Agreement" means the support agreement dated July 23, 2008 between Kinross and the Company, as the same may be amended or restated from time to time;

    "TSX" means the Toronto Stock Exchange;

    "U.S. Person" has the meaning given in Regulation S promulgated under the U.S. Securities Act, which definition includes an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or company organized or incorporated under the Laws of the United States; and

    "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.2   Certain Rules of Interpretation

In this Agreement:

  (a)
  Consent—Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

  (b)
  Currency—Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

  (c)
  Governing Law—This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. The Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under or related to this Agreement.

  (d)
  Headings—Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

  (e)
  Including—Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

  (f)
  No Strict Construction—The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

  (g)
  Number and Gender—Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

  (h)
  Severability—If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other Parties or circumstances.

  (i)
  Statutory References—A reference to a statute includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

  (j)
  Time—Time is of the essence in the performance of the Parties' respective obligations.

  (k)
  Time Periods—Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day.

1.3   Entire Agreement

This Agreement, the Support Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and the Support Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1   Purchase of Shares

Pursuant to the terms, and subject to the provisions, of this Agreement, at the Closing Time, Kinross shall purchase from the Company, and the Company shall issue and sell to Kinross 15,000,000 Common Shares (the "Purchased Shares") at a price of $4.75 per Common Share, for an aggregate of $71,250,000 (the "Purchase Price").

2.2   Place of Closing

The Closing shall take place at the Closing Time at the offices of Osler, Hoskin & Harcourt LLP located at 1 First Canadian Place, 63rd Floor, Toronto, Ontario, M5X 1B8, or at such other place as may be agreed upon by the Company and Kinross.

2.3   Tender

Any tender of documents under this Agreement shall be made upon the Parties or their respective counsel. Any tender of money under this Agreement shall be made by wire transfer or certified cheque of immediately available funds to the Party entitled to receive payment.

2.4   Satisfaction of Purchase Price

Kinross shall satisfy the Purchase Price at the Closing Time by a cash payment to the Company of an amount equal to the Purchase Price.

2.5   Use of Proceeds

The Company will use the proceeds received by it under this Agreement for general corporate purposes.

 ARTICLE 3

REPRSENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

3.1   Representations and Warranties of Kinross

Kinross hereby represents and warrants to the Company as set forth below, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

  (a)
  Kinross is a corporation validly existing under the Laws of the Province of Ontario.

  (b)
  Kinross has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Kinross, and the performance of its obligations hereunder, have been duly authorized by the board of directors of Kinross (or any authorized committee thereof) and no other corporate proceedings on the part of Kinross are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Kinross and constitutes a legal, valid and binding obligation of Kinross, enforceable by the Company against Kinross in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

  (c)
  Kinross is: (i) resident in the Province of Ontario; (ii) an "accredited investor" as such term is defined in National Instrument 45-106, "Prospectus and Registration Exemptions"; and (iii) is purchasing Common Shares as principal for its own account.

  (d)
  KINROSS HAS KNOWLEDGE IN FINANCIAL AND BUSINESS AFFAIRS, IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE PURCHASED SHARES, AND IS ABLE TO BEAR THE ECONOMIC RISK OF SUCH INVESTMENT EVEN IF THE ENTIRE INVESTMENT IS LOST.

  (e)
  The distribution of the Purchased Shares pursuant to this Agreement has not been made through, or as a result of, and is not being accompanied by, (i) a general solicitation, (ii) any advertisement including articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or (iii) any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

  (f)
  Kinross is not a U.S. Person and is not acquiring the Purchased Shares for the account of or benefit of a U.S. Person or a Person in the United States.

  (g)
  No Person has made any oral or written representations to Kinross: (i) that any person will resell or repurchase; or (ii) as to the future value or price of the Purchased Shares.

  (h)
  The execution and delivery of and performance by Kinross of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event of condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any of the terms or provisions of Kinross' constating documents or by-laws, or any other contract, agreement, instrument, undertaking or covenant to which Kinross is a party or by which it is bound.

  (i)
  Kinross has obtained such legal and tax advice as it considers appropriate in connection with the offer, sale and issuance of the Purchased Shares and the execution, delivery and performance by it of this Agreement and the transactions contemplated by this Agreement. Kinross is not relying on the Company, its affiliates or counsel or any of them in this regard.

3.2   Acknowledgements of Kinross

Kinross acknowledges to the Company that:

  (a)
  AN INVESTMENT IN THE PURCHASED SHARES IS NOT WITHOUT RISK AND KINROSS MAY LOSE ITS ENTIRE INVESTMENT;

  (b)
  the offer, sale and issuance of the Purchased Shares is exempt from the prospectus and registration requirements of the Securities Laws and, as a result: (i) Kinross may not receive information that would otherwise be required under Securities Laws or be contained in a prospectus prepared in accordance with the Securities Laws, (ii) Kinross is restricted from using most of the protections, rights and remedies available under the Securities Laws, including statutory rights of rescission or damages, and (iii) the Company is relieved from certain obligations that would otherwise apply under the Securities Laws;

  (c)
  the Purchased Shares subscribed for hereunder have not been and will not be registered under the U.S. Securities Act, or any state securities Laws and the Purchased Securities subscribed for hereunder may not be offered or sold in the United States or to a U.S. Person except in compliance with the requirements of an exemption from registration under the U.S. Securities Act and any applicable state securities Laws;

  (d)
  the Company is required to file a report of trade with all applicable Regulators containing personal information about Kinross. The Company may also be required pursuant to the Securities Laws to file this Agreement on SEDAR. By completing this Agreement, Kinross authorizes the indirect collection of the information described by all applicable Regulators and consents to the disclosure of such information to the public through (i) the filing of a report of trade with all applicable Regulators and (ii) the filing of this Agreement on SEDAR;

  (e)
  the certificates representing the Purchased Shares, as applicable, (and any replacement certificate issued prior to the expiration of the applicable hold periods) will bear the following legend in accordance with applicable Securities Laws;

    "UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE     •    , 2008."

  (f)
  the Purchased Shares cannot be traded through the facilities of the TSX since the certificates representing the Purchased Shares are not freely transferable and consequently are not "good delivery" in settlement of transactions on the TSX;

  (g)
  the certificates representing the Purchased Shares (and any replacement certificate issued prior to the expiration of the applicable hold periods) will bear a legend substantially in the form of the following legend as required by the TSX:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT 'GOOD DELIVERY' IN SETTLEMENT OF TRANSACTIONS ON THE TSX."; and

  (h)
  Kinross is at arm's length, within the meaning of the policies of the TSX, with the Company.

3.3   Representations and Warranties of the Company

The representations and warranties of the Company set out in the Support Agreement, as qualified by the Company Disclosure Letter, shall be incorporated by reference and made in favour of Kinross (with each reference to "this Agreement" in such representations and warranties being a reference to this

Agreement for the purposes of this Agreement), and the Company acknowledges that Kinross is relying upon these representations and warranties in connection with the entering into of this Agreement. In addition, the Company hereby represents and warrants to Kinross as set forth below, and acknowledges that Kinross is relying upon these representations and warranties in connection with the entering into of this Agreement.

  (a)
  Purchased Shares—At the Closing, the Purchased Shares will be issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

  (b)
  Securities—Assuming the accuracy of the representations and warranties of Kinross in Section 3.1(c), the offering, sale, issuance and delivery of the Purchased Shares to Kinross under this Agreement are exempt from prospectus and registration requirements under the Securities Laws. The issuance of the Purchased Shares have been made in compliance with applicable corporate Laws and the Securities Laws.

  (c)
  No Broker—The Company has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against Kinross, the Company or any of its Subsidiaries.

3.4   Non-Waiver

  (a)
  No investigations made by or on behalf of Kinross at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Company in or pursuant to this Agreement.

  (b)
  No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

3.5   Nature and Survival

With the exception of Sections 6.2, 6.3 and 6.4, which will survive Closing and have full force and effect for a period of 12 months from the Closing Date, all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive Closing and have full force and effect for the longer of: (a) the period that is three months from the Closing Date; or (b) the period from the Closing Date to the Effective Date.

ARTICLE 4

CONDITIONS PRECEDENT OF KINROSS

The obligation of Kinross to complete the purchase of the Purchased Shares under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Kinross and may be waived by it in whole or in part).

4.1   Truth and Accuracy of Representations of Company at the Closing Time

At and as of the Closing Time, all of the representations and warranties of the Company made in or pursuant to this Agreement: (a) that are qualified by a reference to Company Material Adverse Effect or materiality shall be true and correct in all respects; and (b) that are not qualified by a reference to Company Material Adverse Effect or materiality shall be true and correct in all material respects and Kinross shall have received a certificate of the Company, signed by two senior officers (without personal liability), satisfactory to Kinross acting reasonably, certifying the foregoing after due inquiry.

4.2   Performance of Obligations

The Company shall have observed and performed its obligations in the Agreement in all material respects to the extent that such obligations were to have been observed or performed by the Company at or prior to the Closing Time (without giving effect to, applying or taking into consideration any materiality qualification already contained in such obligation) and Kinross shall have received a certificate of the Company, signed by two senior officers (without personal liability), satisfactory to Kinross acting reasonably, certifying the foregoing after due inquiry.

4.3   Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Company of its obligations under this Agreement, shall be satisfactory to Kinross, acting reasonably, and Kinross shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to Kinross.

4.4   Opinion of Counsel for Company

Kinross shall have received an opinion dated the Closing Date from counsel for the Company, Cassels Brock & Blackwell LLP, with respect to the matters set out in Schedule "A" attached hereto.

4.5   TSX Approval

The TSX shall have conditionally approved the issue of the Purchased Shares and the conditional listing of the Purchased Shares.

4.6   No Proceedings

There shall be no Order issued delaying, restricting or preventing, and no pending or threatened Claim, or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

4.7   No Material Adverse Effect

There shall have been no Company Material Adverse Effect since the date of this Agreement.

4.8   Actions to Satisfy Closing Conditions

If any of the foregoing conditions in this Article 4 has not been fulfilled by Closing, Kinross may terminate this Agreement by notice in writing to the Company, in which event Kinross is released from all obligations under this Agreement, and unless Kinross can show that the condition relied upon could reasonably have been performed by the Company, the Company is also released from all obligations under this Agreement. However, Kinross may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

 ARTICLE 5

CONDITIONS PRECEDENT OF THE COMPANY

The obligations of the Company to complete the sale of the Purchased Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Company and may be waived by it in whole or in part).

5.1   Truth and Accuracy of Representations of Kinross at the Closing Time

At and as of the Closing Time, all of the representations and warranties of Kinross made in or pursuant to this Agreement shall be true and correct in all material respects and the Company shall have received a certificate of Kinross, signed by two senior officers (without personal liability), satisfactory to Company acting reasonably, certifying the foregoing after due inquiry.

5.2   Performance of Obligations

Kinross shall have observed and performed its obligations in the Agreement in all material respects to the extent that such obligations were to have been observed or performed by Kinross at or prior to the Closing Time (without giving effect to, applying or taking into consideration any materiality qualification already contained in such obligation) and the Company shall have received a certificate of Kinross, signed by two senior officers (without personal liability), satisfactory to the Company acting reasonably, certifying the foregoing after due inquiry.

5.3   TSX Approval

The TSX shall have conditionally approved the issue of the Purchased Shares and the conditional listing of the Purchased Shares.

5.4   No Proceedings

There shall be no Order issued delaying, restricting or preventing, and no pending or threatened Claim, or judicial or administrative proceeding, or investigation against any Party by any Person, for the purpose of enjoining, delaying, restricting or preventing, the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

5.5   Receipt of Documentation and Purchase Price

All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by Kinross of its obligations under this Agreement, shall be satisfactory to the Company, acting reasonably, and the Company shall have received not later than the Closing Time, (i) a wire transfer or such other method of payment acceptable to the Company, representing the aggregate Purchase Price payable for the Purchased Shares subscribed for by Kinross; and (ii) copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Company.

5.6   Actions to Satisfy Closing Conditions

If any of the foregoing conditions in this Article 5 has not been fulfilled by Closing, the Company may terminate this Agreement by notice in writing to Kinross, in which event the Company is released from all obligations under this Agreement, and unless the Company can show that the condition relied upon could reasonably have been performed by Kinross, Kinross is also released from all obligations under this Agreement. However, the Company may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 6

COVENANTS

6.1   Conduct of Business Prior to Closing

During the period from the date of this Agreement to the Closing Time, the Company shall conduct its business in the ordinary course, consistent with past practice and not, without the prior written consent of Kinross, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Company contained in this Agreement.

6.2   Securities Filings

Forthwith after the Closing, the Company shall file such forms and documents as may be required under the Securities Laws.

6.3   Company Post-Closing Covenants

  (a)
  The Company shall take all required actions to satisfy the conditional listing requirements of the TSX with respect to the listing of the Purchased Shares promptly after the Closing, and in any event within the time period prescribed by the TSX to satisfy such requirements.

  (b)
  For a period of at least 12 months after the Closing Date (provided that Kinross continues to hold any of the Purchased Shares during such period), the Company hereby covenants and agrees with Kinross as follows:

  (i)
  the Company shall maintain its status as a "reporting issuer" and not be in material default of any requirement of the Securities Laws; and

  (ii)
  the Company shall use its reasonable commercial efforts to maintain the listing on the TSX of the Common Shares.

6.4   Kinross Post-Closing Covenants

Kinross agrees that it will tender all of the Purchased Shares to a Superior Proposal (as defined in the Support Agreement) or vote in favour of a Superior Proposal, if applicable, if (a) Kinross does not exercise its right to match in Section 7.1 of the Support Agreement and (b) the Support Agreement has been terminated pursuant to Section 6.1(l) therein. Kinross further agrees that it will not purchase any additional Common Shares of the Company, except under the Offer.

6.5   Actions to Satisfy Closing Conditions

Each of the Parties shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Article 4, Article 5 and Article 6 which are for the benefit of any other Party, provided that the Company shall not be required to dispose of or make any change to its business, the business of the Company or any of its Subsidiaries, or expend any material amounts or incur any other obligation in order to comply with this Section 6.5.

 ARTICLE 7

GENERAL

7.1   Waiver

The Company hereby waives the application of the standstill covenant contained in Section 7 of the Confidentiality Agreement to permit the purchase of the Purchased Shares by Kinross pursuant to this Agreement.

7.2   Expenses

Each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby.

7.3   Notices

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a business day, failing which it shall be deemed to have been received on the next business day.

  If to Kinross:

  Kinross Gold Corporation
  52nd Floor
  Scotia Plaza
  40 King Street West
  Toronto, ON M5H 3Y2

Fax No.:	(416) 363-6622
Attention:	Chief Legal Officer and Executive Vice President, Strategic Development

    with a copy to (which shall not constitute notice to Kinross):

    Osler, Hoskin & Harcourt LLP
    1 First Canadian Place
    Suite 6600
    Toronto, ON M5X 1B8

Fax No.:	(416) 862-6666
Attention:	Clay Horner and Douglas Bryce

  If to the Company:

  Aurelian Resources Inc.
  350 Bay Street
  Suite 1100
  Toronto, ON M5H 2S6

Fax No.:	(416) 868-1807
Attention:	President and Chief Executive Officer

    with a copy to (which shall not constitute notice to the Company):

    Cassels Brock & Blackwell LLP
    2100 Scotia Plaza
    40 King Street West
    Toronto, ON M5H 3C2

Fax No.:	416-644-9337
Attention:	Jay Goldman

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 7.3.

7.4   Assignment

Kinross shall be entitled, upon giving notice to the Company at any time prior to the Closing Date, to assign all of its rights and obligations under this Agreement to any Subsidiary of Kinross. In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of Kinross under this Agreement, except that such assignment shall not release Kinross from liability for its obligations under this Agreement. Except for such permitted assignment, no party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

7.5   Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

7.6   Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

7.7   Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

7.8   Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile (or other electronic means) and all such counterparts together constitute one and the same agreement.

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IN WITNESS OF WHICH the Parties have duly executed this Agreement.

KINROSS GOLD CORPORATION
By:	/s/ TYE W. BURT Name: Tye W. Burt Title: President and Chief Executive Officer
By:	Name: Title:
AURELIAN RESOURCES INC.
By:	/s/ PATRICK ANDERSON Name: Patrick Anderson Title: Chief Executive Officer
By:	/s/ WILLIAM FISHER Name: William Fisher Title: Chairman

Subscription Agreement

 SCHEDULE A

1.
The Company is a corporation existing under the laws of Canada. There are no restrictions on the corporate power and capacity of the Company to own and lease property and assets and to carry on business.

2.
There are no restrictions on the corporate power and capacity of the Company to enter into the Agreement or to carry out its obligations thereunder, including the issuance of the Purchased Shares. The execution and delivery of the Agreement and the performance by the Company of its obligations under the Agreement have been duly authorized by all necessary corporate action on the part of the Company.

3.
The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

4.
The Company is a reporting issuer in the Province of Ontario and is not included in the list of defaulting reporting issuers maintained by the Ontario Securities Commission.

5.
The Agreement has been duly executed and delivered by the Company and is enforceable against the Company in accordance with its terms.

6.
The Purchased Shares have been duly authorized and validly issued and are fully-paid and non-assessable.

7.
The listing of the Purchased Shares on the TSX has been approved by the TSX, subject only to the Company fulfilling the requirements specified in the letter from the TSX to the Company dated     •    , 2008 regarding the listing of the Purchased Shares on or before     •    , 2008.

8.
The execution and delivery of the Agreement by the Company and the performance of its obligations thereunder, including the issuance, sale and delivery of the Purchased Shares and do not or will not violate, contravene or breach any provision of: (a) the articles or by-laws of the Company; and (b) the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

9.
Equity Transfer Services Inc., at its office in the City of Toronto, Ontario, has been duly appointed as the transfer agent and registrar of the Common Shares.

10.
The offering, issuance, sale and delivery of the Purchased Shares by the Company to Kinross in accordance with the Agreement are exempt from the prospectus requirements of applicable Securities Laws and no prospectus is required nor are other documents required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under applicable Securities Laws to permit the offering, issuance, sale and delivery of the Purchased Shares by the Company to Kinross, however the Company is required to file a report with the OSC on Form 45-106F1 prepared and executed in accordance with NI 45-106 within 10 days from the date of this letter, accompanied by any applicable prescribed fees.

11.
No prospectus is required nor are other documents required to be filed, proceedings taken, or approvals, permits, consents or authorizations of regulatory authorities obtained under applicable Securities Laws to permit a holder of Purchased Shares to trade those securities, either through registrants or dealers registered under applicable laws who comply with those applicable laws or in circumstances in which there is an exemption from the registration requirements of the applicable Securities Laws, provided that:

(a)
the Company is, and has been, a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(b)
at the time of the trade, at least four months have elapsed from the date of this letter;

  (c)
  the certificates representing the Purchased Shares carried a legend in the form prescribed by National Instrument 45-102 Resale of Securities ("NI 45-102") stating that, unless permitted under securities legislation, the holder shall not trade that security before the date which is four months and one day from the date of this letter;

  (d)
  the trade is not a control distribution within the meaning of NI 45-102;

  (e)
  no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

  (f)
  no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

  (g)
  if the holder is an insider or officer of the Company, the holder has no reasonable grounds to believe that the Company is in default of securities legislation.

QuickLinks

  Exhibit 2.2
SUBSCRIPTION AGREEMENT
ARTICLE 1 DEFINITIONS AND INTERPRETATION
ARTICLE 2 PURCHASE AND SALE
ARTICLE 3 REPRSENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS
ARTICLE 4 CONDITIONS PRECEDENT OF KINROSS
ARTICLE 5 CONDITIONS PRECEDENT OF THE COMPANY
ARTICLE 6 COVENANTS
ARTICLE 7 GENERAL
SCHEDULE A